ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into effective as of May 27, 2010, by and among Cliff Rock Resources Corp., a Nevada corporation (“Parent”), Virtual Medical Centre, Limited, an Australian corporation (the “Company”), the shareholders of the Company listed on Schedule A hereto (the “Shareholders”), Wayne Hughes as the Shareholders’ representative (the “Shareholders’ Representative”), and Gersten Savage LLP, as escrow agent (the “Escrow Agent”).

Collectively, Parent, the Company, the Shareholders, the Shareholders’ Representative, and the Escrow Agent are referred to herein as the “Parties”.

Recitals

WHEREAS, concurrently with the execution of this Agreement, Parent and the Company have entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which Parent will acquire all of the ordinary shares of the Company issued and outstanding immediately prior to the execution of the Exchange Agreement (the “Company Shares”);

WHEREAS, pursuant to Section 1.1(a) of the Exchange Agreement, each Company Share shall be exchanged (the “Exchange”) for that number of shares of common stock of Parent (“Parent Common Stock”) equal to 71,471,764 divided by the total number of Company Shares then issued and outstanding (the “Exchange Shares”);

WHEREAS, pursuant to Section 4.1 of the Exchange Agreement, Parent and the Company have agreed that following the Exchange, Parent shall use all reasonable efforts to raise up to AU$6,000,000 through the issuance of equity, convertible securities, debt or a combination thereof (the “Financing”) at a purchase price of not less than AU$0.30 per share (the “Price Requirement”) of Parent Common Stock;

WHEREAS, pursuant to Section 4.2 of the Exchange Agreement, in order to mitigate the adverse effects of a future Financing at a price below the Price Requirement, Parent and the Company have agreed that 20,000,000 Exchange Shares Exchange (the “Escrow Shares”) are to be deposited in escrow by the Shareholders (the “Escrow”) and held by the Escrow Agent under the terms of this Agreement;

WHEREAS, the Shareholders have agreed, following the Exchange, to deposit in Escrow an aggregate of 20,000,000 Exchange Shares, in the amounts set forth opposite each Shareholder’s name on Schedule A to this Agreement;

WHEREAS, pursuant to Article 4 of the Exchange Agreement, Parent and the Company have agreed that the Escrow Agent shall hold the Escrow Shares for the benefit of the Shareholders pursuant to the terms of this Agreement and that the Escrow Shares shall be released in accordance with the Exchange Agreement;

WHEREAS, the board of directors of Parent has determined that, following the Exchange, it is in the best interest of Parent and its shareholders to release for cancellation to Parent or release to the Shareholders, as applicable, the Escrow Shares under the terms and conditions set forth in this Agreement; and

WHEREAS, the Escrow Agent is willing to act as escrow agent on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1.	Escrow

The Parties agree:

(a)          upon execution of this Agreement and the Exchange Agreement, to authorize Parent to deliver to the Escrow Agent, for deposit into the Escrow, 20,000,000 Escrow Shares and to authorize the Escrow Agent to hold in the Escrow on behalf of each Shareholder that number of Escrow Shares set forth opposite such Shareholder’s name on Schedule A hereto, subject to adjustment pursuant to Section 2(d) of this Agreement.

(b)          thereafter, to authorize Parent to deliver to the Escrow Agent for deposit into the Escrow any cash and non-cash dividends and other property at any time received or otherwise distributed on, in respect of, or in exchange for, any or all of the foregoing, all securities hereafter issued in substitution for any of the foregoing, all certificates and instruments representing or evidencing such securities, all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interest, privileges and preferences appertaining or incident to the Escrow Shares (each, an “Escrow Share Distribution” and together with the Escrow Shares, the “Escrow Property”).

(c)          to authorize the Escrow Agent to release one-sixth (1/6) of the Escrow Shares to the Shareholders, on a pro-rata basis, for every AU$1,000,000 in Financing raised by Parent at a price per share equal to or greater than the Price Requirement (the “Financing Release”).

(d)          to authorize the Escrow Agent to release to Parent for cancellation, such Shareholder’s pro rata amount of the total number of Escrow Shares to be cancelled (the “Cancelled Shares”), based upon such Shareholder’s proportionate share of the Escrow Shares, and a pro rata percentage of any Escrow Share Distribution (if any) to be cancelled in the event that, within three years from the Closing Date (as defined in the Exchange Agreement), Parent consummates one or more Financings at a price per share that is less than the Price Requirement.  The total number of Cancelled Shares shall be calculated as follows:

X = Y - (A)(Y)
  B

Where	X =	the number of Escrow Shares to be released for cancellation by Parent.

Y =	the number of shares of Parent Common Stock (and/or Parent Common Stock acquirable upon exercise or conversion of securities issued in the Financing.)

A =
the price per share of Parent Common Stock (and/or Parent Common Stock acquirable upon exercise or conversion of securities issued in the Financing) issued in the Financing, converted into Australian dollars in accordance with Section 1(d) below, if applicable.

B =	Price Requirement.

(e)          after three years from the Closing Date (as defined in the Exchange Agreement), to authorize the Escrow Agent to release to the Shareholders any remaining Escrow Shares, after giving effect to the Financing Release, if applicable.

(f)           for the purposes of this Agreement, the purchase price per share of Parent Common Stock for a financing conducted in a currency other than Australian dollars (“Foreign Currency”) shall be converted into Australian dollars based on the rate of exchange for the conversion of such Foreign Currency into Australian dollars as quoted by the Reserve Bank of Australia on the closing date of such financing.

2.	Escrow Deposit and Term

(a)          Deposit of Escrow Property.  Each of the Parties agrees and acknowledges that (i) concurrent with the execution and delivery of this Agreement, Parent shall deliver certificates to the Escrow Agent representing the Escrow Shares, in the amounts set forth opposite each Shareholder’s name on Schedule A hereto and (ii) thereafter, Parent shall be authorized and shall deliver to the Escrow Agent for deposit into the Escrow, any Escrow Share Distribution.

(b)          Delivery Receipt. Upon each deposit of Escrow Property, the Escrow Agent shall acknowledge to Parent and the Shareholders’ Representative receipt of stock certificates or other instruments representing the Escrow Shares and any Escrow Share Distribution.  The Escrow Agent shall hold the Escrow Property and shall administer the same in accordance with the terms of this Agreement.

(c)          Escrow Term. The Escrow shall commence on the date of this Agreement and shall continue until terminated upon the release of all Escrow Property in accordance with Section 1 above or Section 4(e) below.

(d)         Adjustments. In the event of any change in Escrow Shares by reason of a stock dividend, split, subdivision, consolidation, recapitalization, combination, exchange of shares, or similar transaction or any other extraordinary change in the corporate or capital structure of Parent (including the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of Escrow Shares contributed by Parent and held in the Escrow by the Escrow Agent shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent or the Shareholders, as applicable, shall receive upon release in accordance with Section 1 above, such number and class of shares and/or other securities and/or cash and/or property that Parent or the Shareholders would have received in respect of the Escrow Shares if the release of the Escrow Shares had been made immediately prior to such event, or the record date therefor, as applicable, and to the fullest extent Parent or the Shareholders would have been entitled to receive such securities, cash or other property.

3.	Shareholders’ Representative

(a)          Appointment; Authority.  Each of the Shareholders hereby appoints the Shareholders’ Representative as his, her or its representative and true and lawful attorney-in-fact with full power, in such Shareholder’s name and on such Shareholder’s behalf, to act according to the terms of this Agreement in the Shareholders’ Representative’s absolute discretion, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. Notwithstanding the foregoing, the Shareholders’ Representative shall inform each Shareholder of all notices received, and of all actions, decisions, notices and exercises of any rights, power or authority proposed to be done, given or taken by the Shareholders’ Representative in connection with the Escrow and this Agreement.

(b)          Liability; Indemnification.  The Shareholders’ Representative shall not be liable for any act done or omitted under this Agreement as agent for the Shareholders while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder.

(c)          Communication.  The Shareholders, Parent, the Company and the Escrow Agent shall be entitled to rely upon any communication or writing given or executed by the Shareholders’ Representative. All communications or writings to be sent to the Shareholders pursuant to this Agreement may be addressed to the Shareholders’ Representative, and any communication or writing so sent shall be deemed notice to all of the Shareholders hereunder.

4	Transfer from Escrow.

(a)          Written Notification. Parent shall immediately provide written notification (“Financing Notice”) to the Escrow Agent and the Shareholders’ Representative on the date Parent has completed any Financing, which notification shall provide (i) the purchase price per share of Parent Common Stock pursuant the Financing; and (ii) either (A) if an aggregate of AU$1,000,000 has been raised at a purchase price equal to or greater than the Price Requirement, a statement indicating the amount of Escrow Shares to be released to the Shareholders pursuant to Section 1(c) of this Agreement, or (B)  if the purchase price per share is less than the Price Requirement, a calculation of the number of Cancelled Shares to be released from the Escrow to Parent for cancellation pursuant to Section 1(d) of this Agreement.  Upon three years from the Closing Date (as defined in the Exchange Agreement), the Parent shall immediately provide written notification to the Escrow Agent and the Shareholder’s Representative stating that the Escrow Agent shall release all remaining Escrow Shares to the Shareholders.

(b)          Objection.  In the event that the Shareholders’ Representative, after receiving a Financing Notice, shall give written notice to Parent and the Escrow Agent that it objects on behalf of the Shareholders to the release from the Escrow of any number of Escrow Shares (“Letter of Objection”) within five (5) business days following the date on which the Financing Notice is delivered to the Shareholders’ Representative, then the Escrow Agent shall refrain from releasing any Escrow Shares pursuant to the Financing Notice until Shareholders’ Representative and Parent reach a compromise and deliver a compromise financing notice (the “Compromise Financing Notice”) to the Escrow Agent, signed by both Parent and the Shareholders’ Representative, directing the Escrow Agent to release the Escrow Shares pursuant to the terms of the Compromise Financing Notice.  If the Shareholder Representative and Parent are unable to settle and reach a compromise regarding the Financing Notice within five (5) business days of receipt by Parent of the Shareholders’ Representative’s Letter of Objection, then Parent shall cause its public accounting firm to calculate the number of Escrow Shares to be released from the Escrow based on Parent’s books and records and the provisions of the Exchange Agreement.  The determination by Parent’s public accounting firm shall be in writing and such determination shall be final and binding on the Parties.  Parent shall immediately provide the Shareholders’ Representative and the Escrow Agent notice of the written determination by Parent’s public accounting firm and the Escrow Agent shall promptly transfer that number of Escrow Shares as directed in such determination.

(c)          Release from Escrow.  In the event that the Shareholders’ Representative fails to give written notice to Parent and the Escrow Agent that it objects on behalf of the Shareholders to the release of any number of Escrow Shares pursuant to a Financing Notice within five (5) business days following the date on which the Shareholders’ Representative receives the Financing Notice, the Escrow Agent shall promptly transfer that number of Escrow Shares from the Escrow as directed by such Financing Notice.

(d)          Pro Rata Release. The Escrow Shares to be released to Parent under any Financing Notice shall be drawn from each Shareholder on a pro rata basis, based upon such Shareholder’s proportionate share of the Escrow Shares, rounded up to the nearest whole Escrow Share.  The Escrow Agent shall deliver the certificates representing the Escrow Shares to Parent with appropriate instructions, whenever necessary to effectuate a cancellation of the Escrow Shares, or to the Shareholders.

(e)          Special Release. Notwithstanding the other provisions of this Section 4, the Escrow Agent shall release and distribute the Escrow Property to (i) Parent  pursuant to any written instructions executed by all of the Shareholders, (ii) to the Shareholders pursuant to any written instructions executed by Parent, or (iii) in accordance with any nonappealable order or decree by a court of competent jurisdiction to do so.

5.	Dividends and Voting.

(a)          Dividends. Any dividends declared and paid, and any distributions made with respect to, the Escrow Shares shall be delivered to the Escrow Agent and shall be held and transferred by the Escrow Agent in the same manner that the Escrow Shares are held and transferred hereunder. All such dividends and distributions made in Parent Common Stock shall be deemed to be Escrow Shares (allocated on the basis of the pro rata interest represented by such Escrow Shares), for any and all purposes hereunder.

(b)          Voting. Each of the Shareholders shall be entitled to vote the Escrow Shares held by the Escrow Agent as its nominee in accordance with its interests therein on all matters submitted to a vote of the stockholders of Parent during the term of this Agreement but shall not be entitled to exercise any investment or dispositive powers over the Escrow Shares.

6.	Fees of Escrow Agent.

(a)          Ordinary Escrow Service Fees. As compensation for acting as the Escrow Agent pursuant to this Agreement, Escrow Agent shall be paid (a) a U$1,000 non-refundable start-up fee, payable upon the Escrow Agent’s execution of this Agreement; and (b) upon the Escrow Agent’s demand, a US$200 escrow processing fee for each receipt and disbursement of Escrow Shares. The start-up fee will cover the first year of the Escrow. Thereafter, an annual administrative fee in the amount of US$800 will be payable on each anniversary date of this Agreement. The Escrow Agent will also be entitled to reimbursement for extraordinary expenses incurred in performance of its duties hereunder.  Parent and the Company shall each pay one-half of the start-up fee.  After the Exchange, all fees and expenses accrued hereunder shall be paid and/or reimbursed by Parent.

(b)          Extraordinary Service Fees. If the conditions of this Agreement are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Agreement at the request of any Party or any Party requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow or its subject matter (each case, an “Extraordinary Service”), then the Escrow Agent shall be reasonably compensated for such Extraordinary Services and reimbursed for all costs, reasonable attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation, and the Escrow Agent shall have the right to retain all documents and/or other things of value, including, without limitation, the Escrow Property at any time held by the Escrow Agent in the Escrow until such compensation, fees, costs, and expenses are paid.  Each of Parent and the Company jointly and severally, promise to pay to Escrow Agent these sums in connection with Extraordinary Services upon demand by Escrow Agent, which sums shall be borne by Parent after the Exchange.

7.	Rights and Duties of the Escrow Agent.

(a)          Duties; Liability. The Escrow Agent shall have no implied duties and no obligation to take any action hereunder except for any action specifically provided by this Agreement to be taken by the Escrow Agent.  The Escrow Agent shall have no responsibility or obligation of any kind in connection with this Agreement or the Escrow Shares and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, and make delivery of any Escrow Shares or Escrow Property as herein provided or by reason of any nonappealable order of a court of competent jurisdiction.  The Escrow Agent shall not be liable to any Party for any action taken or omitted to be taken hereunder or in connection herewith except for its own gross negligence or willful misconduct or breach of the specific provisions of this Agreement.  The Escrow Agent may execute any of its duties hereunder by or through employees, agents and attorneys-in-fact.

(b)          Indemnification. Parent and the Company hereby agree to jointly and severally indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents, partners, of-counsels and employees (collectively, the “Indemnitees”) from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees and expenses (“Losses”), that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which they are authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, Parent and the Company also agree to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Agreement, provided the Indemnitees have not acted with gross negligence or engaged in willful misconduct. The provisions of this Section 7(b) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason.

(c)          Resignation; Merger of the Escrow Agent. The Escrow Agent shall have the right to resign for any reason after first having given Parent and Shareholders’ Representative notice in writing of its intent to resign at least thirty (30) days in advance. At the expiration of such thirty (30) days, the Escrow Agent shall deliver the remaining Escrow Property to a successor escrow agent designated in writing by Parent and Shareholders’ Representative. If Parent and Shareholders’ Representative fail to designate a successor to the Escrow Agent within such time, the Escrow Agent shall, at the expense of Parent institute a bill of interpleader as contemplated by Section 7(e)(ii) hereof. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

(d)          Reliance on Notices; Sufficiency of Agreement. The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents and assume the genuineness of any notice which is given to the Escrow Agent in proper form pursuant to this Agreement and reasonably believed by the Escrow Agent to be genuine and correct and to have been signed or sent by the proper person, without the necessity of the Escrow Agent verifying the truth or accuracy thereof.  The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone.

(e)          Controversy; Interpleader. Should any controversy arise between or among Parent, the Shareholders’ Representative, the Shareholders and/or any other person, firm or entity with respect to this Agreement, the Escrow Property or any part thereof, or the right of any party or other person to receive the such property, or should Parent and the Shareholders’ Representative fail to designate another Escrow Agent as provided in Section 7(c) hereof, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right (but not the obligation) to (i) withhold delivery of the Escrow Property until the controversy is resolved and/or (ii) institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the Parties hereto (the right of the Escrow Agent to institute such bill of interpleader shall not, however, be deemed to modify the manner in which Escrow Agent is entitled to make transfers from the Escrow Property as hereinabove set forth other than to tender the such property into the possession and control of such court).

8.	Legal Counsel.

(a)          Consultation with Legal Counsel. The Escrow Agent may consult with its counsel or other counsel satisfactory to it with respect to any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any reasonable action taken, suffered or omitted by the Escrow Agent in good faith upon the advice of such counsel.  Each of Parent, the Company, the Shareholders’ Representative and the Shareholders acknowledge and agree that the Escrow Agent is acting as legal counsel to the Company, the Shareholders’ Representative and the Shareholders in connection with this Agreement and related transactions and will continue to represent the Company, the Shareholders’ Representative and the Shareholders in connection with this Agreement and related transactions.  Each of Parent, the Company, the Shareholders’ Representative and the Shareholders hereby waives any conflict of interest that may exist as a result of the Escrow Agent providing such legal services to the Company, the Shareholders’ Representative and the Shareholders and hereby waives any right to cause a substitute escrow agent to be appointed solely as a result of such conflict of interest.

(b)          Independent Legal Advice. Each Party acknowledges that it has been advised by the other and the Escrow Agent to seek independent legal and financial (including tax) advice with respect to this Agreement and that it has not relied on the other Party for any advice, whether legal or otherwise, with respect to this Agreement. Specifically, each of the Parties has had the opportunity, and has been strongly advised, to consult with its counsel or other counsel satisfactory to it with respect to any question relating to its duties or responsibilities hereunder. Each of the Shareholders understands that entering into this Agreement has or may have material legal and tax consequences on such Shareholder, and Parent and the Company have not given any opinion or representation with respect to the legal or tax consequences to the Shareholders.

(c)          Legal Expenses. Each Party shall be responsible for its legal expenses incurred by it, in connection with the transactions contemplated by this Agreement.

9.	Miscellaneous.

(a)          Time Periods. For purposes of computing time periods hereunder, all references to “days” shall mean regular business days of the Escrow Agent. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or bank holiday, such time shall be extended to the Escrow Agent’s next business day.

(b)          Further Assurances. The Parties shall sign and deliver all further documents and instruments and do all things that may, either before or after the signing of this Agreement, be reasonably required to carry out the full intent and meaning of this Agreement.

(c)          Severability. If one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)          Survival of Indemnification. Notwithstanding termination of this Agreement, the provisions of Sections 6 and 7(b) shall remain in full force and effect for so long as the Escrow Agent may have any liability.

(e)          Waiver.

(i) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(ii) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable nor have any effect except in the specific instance in which it is given.

(f)           Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent:

Cliff Rock Resources, Corp.
Attn:  Michael Raymont
2436 – 27th Street SW
Calgary, Alberta, Canada T3E 2G3

Facsimile: )303) 629-3450

If to the Company:
Virtual Medical Centre, Limited
L1, 414 Scarborough Beach Road
Osborne Park
WA 6017, Australia
Facsimile: +61-8-93880611

If to the Shareholders’ Representative:

Mr. Wayne Hughes
L1, 414 Scarborough Beach Road
Osborne Park
WA 6017, Australia
Facsimile: +61-8-93880611

If to the Escrow Agent:

Gersten Savage LLP
Attn:  Arthur S. Marcus, Esq.
600 Lexington Ave., 9th Floor
New York, NY 10022
Facsimile:  (212) 980-5192

(g)          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed one and the same agreement.

(h)          Amendment. This Agreement may not be amended or modified except by a written agreement signed by each of the Parties hereto.

(i)           Governing Law. This Agreement shall be construed, enforced, and administered in accordance with the laws of the State of Nevada, without giving effect to any provision thereof that would compel the application of the substantive laws of any other jurisdiction.

(j)           Construction; Defined Terms. This Agreement shall be interpreted neutrally and no construction against the drafter shall be permitted. All defined terms used herein shall have the meanings herein defined or, if not defined herein, shall have the meanings ascribed to such terms in the Exchange Agreement.

(k)          Entire Agreement. This Agreement, together with the Exchange Agreement, constitutes the entire agreement and understanding among the Parties and supersedes any prior agreement and understanding relating to the subject matter of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Escrow Agreement has been executed by the Parties as of the date first written above.

PARENT
Cliff Rock Resources Corp.

By:
Name: Michael Raymont
Title: President and Director

COMPANY
Virtual Medical Centre, Limited

By:
Name: Wayne Hughes
Title: Managing Director

ESCROW AGENT
Gersten Savage LLP

By:
Name: Arthur S. Marcus, Esq.
Title: Partner

SHAREHOLDERS’ REPRESENTATIVE
Wayne Hughes

SHAREHOLDERS
Wayne Hughes

Andrew Dean

Tom Maher

Schedule A

SHAREHOLDERS

Name	Number of Exchange Shares	Number of Escrow Shares

Wayne Hughes	13,262,282	9,000,000
Thomas Maher	3,250,028	1,000,000
Andrew Dean	16,339,774	10,000,000